UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                 FORM  12B-25
                                                                SEC. FILE NUMBER
                          NOTIFICATION OF LATE FILING                  000-14356
                                                                       ---------
                                                                    CUSIP NUMBER
                                                                       92825Y105
                                                                       ---------

Check  One):  [ ] Form  10-K and Form 10-KSB  [ ]  Form 20-F
              [ ] Form 11-K   [X] Form 10-Q   [ ] Form  N-SAR

     For  Period  Ended:  August  31,  2000
     [  ]  Transition  Report  on  Form  10-K
     [  ]  Transition  Report  on  Form  20-F
     [  ]  Transition  Report  on  Form  11-K
     [  ]  Transition  Report  on  Form  10-Q
     [  ]  Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended:

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART  I  -  REGISTRANT  INFORMATION

Virtualsellers.com,  Inc.
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Full  Name  of  Registrant

-------------------------
Former  Name  if  Applicable


Suite  1000,  120  North  LaSalle  Street
-----------------------------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

Chicago,  Illinois  60602
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City,  State  and  Zip  Code

PART  11  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X]  (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without  unreasonable  effort  or  expense;

[X]  (b)     The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)     The  accountant's  statement  or  other  exhibit  required  by Rule
             12b-25(c)  has  been  attached  if  applicable.

PART  III  -  NARRATIVE

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-Q Quarterly Report because its unaudited financial statements for the period ended August 31, 2000 have not been completed due the fact that the financial statements are being consolidated to include the Registrant's recent acquisition of all of the assets and undertakings of Sullivan Park, LLC.

The Registrant is in the process of finalizing the unaudited financial statements, and it is anticipated that the Form 10-Q Quarterly Report, along with the unaudited financial statements, will be filed on or before the 5th calendar day following the prescribed due date of the Registrant's Form 10-Q.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Dennis  Sinclair          (312)                   920-9999
     (Name)                (Area  Code)          (Telephone  Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     [X] Yes  [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made


                            VIRTUALSELLERS.COM, INC.
                            ------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     October  16,  2000               By           /s/ Dennis Sinclair
                                                        ------------------
                                                Dennis Sinclair, President